Exhibit 10.1

DEAD SEA CONCESSION LAW, 1961(1)

1.                   Concession

The Deed of Concession in the Schedule to this Law, made between the State and the Concession-holder named in it, is seen as valid for all its purposes notwithstanding the provisions of any law.

2.                   Subconcessions

Any subconcession granted in accordance with the provisions of section 5 of the Deed of Concession shall be published in the Official Gazette, and once published, shall be seen as valid for all its purposes notwithstanding the provisions of any law.

3.                   Implementation

The Ministers of Finance and of Development are responsible for the implementation of this Law.

SCHEDULE

This Deed of Concession was made on May 30, 1961 between the State of Israel, represented by the Government of Israel, acting through the Minister of Finance and the Minister of Development (“the Government”), of the first part;

And Dead Sea Works Ltd., a company incorporated under the laws of Israel, whose registered office is in Beit Ha’ashlag in Be’er Sheva (“the Concession-holder”), of the second part; since —

(a)              Minerals from the Dead Sea and the areas in its vicinity are part of the natural resources of the State of Israel, and their exploitation should be regulated in the economic interests of the State;

(b)              the Concession-holder was incorporated with the aim, inter alia, of examining, researching and developing the natural mineral resources of the Dead Sea and the areas in its vicinity;

(c)               the Concession-holder, since its incorporation, has developed and exploited some of these natural mining resources, and in the same context has purchased and built, in the southern section of the Dead Sea and in its vicinity, certain plants and facilities;

(d)              the Concession-holder has applied to the Government for the concession written below, and the Government is ready to grant it to the Concession-holder on the terms and stipulations set forth below; therefore, this Deed of Concessions attests and it is hereby agreed and declared as follows:

(1)  Enacted by the Knesset on May 31, 1961. See Dead Sea Concession Law, 1961.

1.                   Definitions

The words and expressions below shall have the meanings alongside them unless the context requires otherwise; and they are: Local Taxes — any municipal or other tax imposed at any time by a local authority in connection with the plant’s business, property or income (excluding government taxes, local taxes, levies and mandatory government payments);

the Concession-holder — Dead Sea Works Ltd. and its substitutes according to this Deed of Concession;

the Concession — The Concession awarded in this Deed of Concession;

the Plant — The business of extracting mineral salts, minerals and chemicals, their preparation for marketing, their sale and dealing in them and all those businesses, property and things required for or associated with them, all according to this Concession;

the Minister — The Ministers of Finance and Development;

Month — A Gregorian calendar month;

Ton — a metric ton of 1000 kilograms;

the Dead Sea — (a) The waters and bed of that part of the Dead Sea within the borders of the State of Israel and shown on Map “A” attached to this Deed of Concession, signed by the parties to it and an integral part thereof, and (b) the evaporation area shown on that Map “A”, and delineated by a dotted black line, and (c) the coastal strip enclosed by: to the north — coordinate line 100, to the south — the aforementioned evaporation area, to the east — the water line shown on Map “A”, and to the west — the imaginary line parallel to the aforementioned water line and 150 meters from it.

Fixed Tangible Assets — land, buildings, factories, machinery, dams, embankments, evaporation ponds, culverts, water barriers, pumping stations, anti-flood installations, fixed pipes and other equipment of any kind, which are part of the Plant and are in the leased land, in the reserved land or in the Dead Sea.

Land — Including any right, benefit or right of use of or lien in or on the Land;

Leased Land — The land leased at the time to the Concession-holder pursuant to section 6 of this Deed;

Reserved Land — The land shown on the aforementioned Map “A” and marked by a pattern of thick crossing black lines;

Auditor — Whoever serves at the time as auditor or auditors of the Concession-holder;

Local Authority — Including municipality, local council, regional council and any other local body entitled to impose municipal taxes;

Year — 12 consecutive months;

Start Date — The day on which the Law approving the Concession comes into force.

2.                   Grant of Concession

The Government hereby grants to the Concession-holder the following Concession:

(a)              the exclusive right to extract by way of evaporation (solar or artificial), cooling, mining, quarrying or in any other way, the mineral salts, minerals and chemicals, whether in solution or in solid form, which are in and beneath the Dead Sea, and to prepare them for marketing, to sell them and to deal in them;

(b)              the exclusive right — subject to all the rights existing on the date of this Deed, and subject to the provisions of section 3(3) below — to make, expand, modify, maintain and demolish, in and beneath the Dead Sea, any works, including — but without derogating from the generality of the aforesaid — embankments, evaporation ponds, culverts, water barriers, pumping stations, canals, pipes, electricity lines and electricity cables, roads, anti-flood installations, wells and bores and other installations, together with the exclusive right of access to and use of those works;

(c)               the right to sail vessels in the Dead Sea for the purposes of the Plant, subject to the laws applicable at the time;

(d)              the right — with the approval of the competent authority and subject to the rights existing on the date of this Deed — and subject to any right that may be granted after that date as in section 1(9)(b) of this Deed — to take all or some of the following actions in the Leased Land and in the Reserved Land;

(1)             to extract, by way of quarrying, mining or by any other production method, Dolomite rock and other rocks and mineral salts, minerals and chemicals as are required from time to time by the Concession-holder for any process that uses mineral salts, minerals and chemicals that are extracted or extractable from the Dead Sea, and to dig for the production of rock-salt at Mount Sdom or in its vicinity; and

(2)             to dig for the production of the materials required for the construction, expansion and maintenance of the Plant;

the competent authority shall not refuse its approval according to this sub-section, and it shall be granted within 30 days of the date of application for it;

(e)               the right, subject to the approval of the competent water authority — and that approval shall not be delayed or suspended unreasonably — to obtain sweet or semi-sweet water required for the production of the mineral salts, minerals and chemicals, for drinking, bathing or sanitation needs and for the general purposes of the Plant and of the workers of the Concession-holder, from streams or springs that flow through the Leased Lands and the Reserved Lands or rise from them or from wells in them or from any tributaries that flow to the Dead Sea, and to drill for discovery of sweet or semi-sweet water in the Leased Land and in the Reserved Land, and in that context to dig wells, to lay pipes, to build pumping stations and to do other works required for or associated with the aforesaid.

3.                   Exceptions and restrictions

(1)              Excluded from the grants described above and reserved to the Government —

(a)              Gold, silver or other precious metals and their dusts, precious stones, copper and iron dust, antiquities and oil — as defined in the Oil Law, 1952 (all of the foregoing are hereinafter together called the “Materials Outside the Confines of the Concession”) in or beneath the Dead Sea and in the Leased Land or the Reserved Land or beneath them;

(b)              the right to enter any facility and property of the Concession-holder in or beneath the Dead Sea, in the Leased Land, the Reserved Land and beneath them, for the purpose of examination or audit in connection with sub-section (1)(a) of this section.

(2)              Immediately upon discovery of a material from the Materials Outside the Confines of the Concession, the Concession-holder shall deliver notice to the Government of such discovery, and shall permit the Government or any person authorized by the Government to enter any location mentioned in sub-section 1(b) to search for and extract the Materials Outside the Confines of the Concession, and the Government shall pay the Concession-holder compensation for any damage caused to it in so doing.

(3)              The Government may permit any person to erect on the Coastal Strip mentioned in sub- section (c) of the definition of the Dead Sea, works which are not relevant to the Plant, provided that those works do not disturb or compete with the Plant or its development.

Before permitting such works, the Government shall deliver to the Concession-holder written notice, not less than four months in advance, of its intention, and shall describe in that notice the location and area of the Coastal Strip where the Government proposes to grant such a permit and the nature of the work that will be done there, and the Concession-holder may, within four months from the date of receipt of that notice, notify the Government in writing that it opposes grant of the proposed permit and the reasons for its opposition. If the Government rejects the opposition, the matter shall be referred to arbitration in accordance with section 26 below, and shall be resolved by it before such a permit is granted. If within four months of the date of receipt of the aforementioned notice the Concession-holder fails to give notice of its opposition to grant of the permit, the Concession-holder shall be seen as agreeing to grant of the permit.

4.                   Term of Concession

The term of the Concession shall be for the period starting on the date on which the law approving the Concession comes into force and ending March 31, 1999.

5.                   Subconcessions

(a)              The Concession-holder shall be entitled, with the consent of the Government and the approval of the Knesset Finance Committee, to grant subconcessions by virtue of the Concession.

(b)              The Concession-holder having granted a subconcession in accordance with the terms of this Deed of Concession, the subconcession-holder shall have, subject to the provisions of the subconcession, all the rights, privileges, authority and immunities, the duties and the obligations of the Concession-holder if those were granted to the subconcession-holder or imposed upon it in that subconcession, all as part of this Deed of Concession.

6.                   Land

(a)              The Government hereby leases to the Concession-holder for the term of the Concession, the Land shown on Map “A” in black, on the terms and under the guidelines set forth below.

(b)              The rent to be paid for the Land mentioned in sub-section (a) of this section, for the first ten Years of the lease, is IS 10, which will be paid upon the Government’s demand, and thereafter the rent shall be fair, based on the value of that Land, irrespective of any rise in its value owing to the actions or needs of the Concession-holder.

The rent for the period after the end of the first ten years of the lease shall be paid once a year in advance on the anniversary of the date of the Concession.

(c)               Whenever so required by the Concession-holder, the Government shall lease, or shall ensure that the Development Authority or Israel Lands Administration leases, to the Concession- holder for the remainder of the term of the Concession, any part of the Reserved Land granted to the State or to the Development Authority that is required by the Plant. For the first ten years from the Start Date the rent to be paid for that Land shall be symbolic, and thereafter the rent shall be fair, based on the value of that Land, irrespective of any rise in the value of the Land owing to the actions or needs of the Concession-holder and on the terms applicable to the Land mentioned in sub-section (a) of this section, mutatis mutandis.

(d)              The Concession-holder shall use the Leased Land only for the Plant’s purposes.

(e)               All the public roads passing through the Leased Land are excluded from any lease under this section.

(f)                If at the end of the first ten years from the Start Date it transpires that reasonably, the Concession-holder does not need all the Land included in the lease granted under sub-section (c) of this section for the Plant’s purposes, taking into account the output capacity of the Plant at that time, the Government shall be entitled at any time thereafter to demand of the Concession-holder, by delivery of written notice at least 12 months in advance, that it return the part it does not require. However, no such return shall prevent the Concession-holder from thereafter demanding that the Government lease that same Land to it or ensure its lease to it in accordance with sub-section (c) of this section.

(g)               Land required by the Plant within the area of the Reserved Land which is not Land granted to the Government or to the Development Authority, shall be acquired through negotiation between the Concession-holder and the persons entitled to that Land, and if they cannot reach agreement, that Land shall be expropriated by the Minister of Finance in accordance with the provisions of the Lands (Acquisition for public purposes) Ordinance, 1943.

(h)              Where Land is acquired by way of negotiation or expropriation, as provided in sub-section (g) of this section, its price or the compensation for it shall be paid by the Concession-holder, and ownership of that Land shall be granted to the Concession-holder.

(i)                  The Concession-holder shall be entitled to grant sub-leases or licenses for any of the Lands leased to it under this Deed of Concession, to any subconcession-holder according to section 5 above or — with the consent of the Government — to others.

7.                   Registration of Government Lands

The Government shall ensure that the leases of Lands leased at the time according to section 5 above are registered as quickly as possible in the name of the Concession-holder at the competent Lands Registry office, but it is hereby declared that any such lease shall be valid even if no registration was made as aforesaid, provided that within 30 days of receipt of notice thereof from the Government, the Concession-holder appears at the competent Lands Registry office and signs all the documents required for such registration. This registration and the issue of registration certificates to the Concession-holder in respect of those Lands, shall be without payment of a registration fee or any other levy.

8.                   Pledge

For Lands leased without the prior written consent of the Minister, the Concession-holder shall not be entitled to create any mortgage or fixed lien on the right of lease on the Leased Land. Any such consensual mortgage or fixed lien for the Leased Land which is not registered at the Lands Registry office, shall be valid despite non-registration, provided that the mortgage was duly registered in accordance with section 127 of the Companies Ordinance and provided also that the holder of that mortgage or of that lien applies to the competent Lands Registry office to register the mortgage or the lien within three months of receipt of the Government’s notice of registration of the Land at the competent Lands Registry office.

9.                   Reserved Land

(1)              Throughout the term of the Concession, the Government —

(a)              shall not grant to any person other than the Concession-holder any lease, possession or license in the Reserved Land without first offering them to the Concession-holder on the terns prescribed in section 6(c) of this Deed of Concession; and

(b)              shall not grant to any person other than the Concession-holder any right, license or concession in or on the Reserved Land, for mining or for exploration by other means, of any mineral salts, minerals and chemicals that can be extracted from the Dead Sea, without first offering that right, license or concession to the Concession-holder. If the Concession-holder does not accept the offer within 18 months of the offer being delivered to it, the Government may grant the right, license or concession to that other person on terms no better than those offered to the Concession-holder, provided that no such right, license or concession is granted by the Government to that other person if such grant will have a negative effect on or is contrary to the interests or business of the Plant or of those of a subconcession-holder of the Concession-holder in connection with the Concession or the subconcession; and

(c)               shall not grant to any person other than the Concession-holder any right, license or concession for the production of a mineral salt in the Leased Land and in the Reserved Land, other than those persons who were entitled to do so on the date of the Concession, and together for such persons the Government may renew their licenses, concessions or rights or grant them other licenses, concessions or rights in their stead without first offering that right, license or concession to the Concession-holder, and in that case the provisions included in sub-paragraph (b) of this sub-section shall apply, including the term at its end, mutatis mutandis.

(2)              The Concession-holder shall be entitled, with the Government’s consent, to transfer to a suitable location in the Reserved Land, any waste products generated in the course of operation of the Plant.

10.            Quiet enjoyment during the term of the Concession

During the term of the Concession, the Concession-holder shall have absolute and undisturbed possession of the Plant, and the Plant shall not be forcibly acquired or confiscated nor shall possession be taken in any other forcible manner.

11.            Public works

The provisions of this Deed of Concession shall not prevent the Government or a Local Authority from carrying out and shall not prevent the Government from permitting any other competent entity to carry out such works, to carry out in, on or beneath the Leased Land or the Reserved Land, any public works, including public roads, railway tracks, electricity lines or cables, bridges, pipes and pipelines, provided that —

(i)                  the public works do not unreasonably disturb performance of works required by the Plant or for its proper operation; and

(ii)               all necessary means of care are employed by whoever carries out the public works, so as to prevent damage to the Plant or to any property owned by the Concession-holder or which is in its possession or under its supervision; and

(iii)            the Government or the Local Authority or whoever carries out the public works, as the case may be, indemnifies the Concession-holder for any loss or expense incurred by the Concession-holder as a result of or in connection with the performance of those public works.

Before carrying out such works or permitting them to be carried out, the Government or the Local Authority shall deliver to the Concession-holder, at least 90 days in advance, written notice of its intention, together with the plans of those works; the notice will describe the location of the works and the way in which it is proposed to comply with the terms noted in sub-paragraphs (i) and (ii) of this section; the Concession-holder shall notify the Government in writing, within 90 days of delivery of that notice, if it opposes performance of the public works and the reasons for its opposition, and if the Government rejects that opposition, the matter shall be referred to arbitration pursuant to section 26 below and shall be decided there before any such works are carried out. If the Concession-holder does not give notice of its opposition to grant of the permit within 90 days of the date of receipt of the notice, it shall be deemed to have agreed to performance of the works or to grant of the permit for carrying out the works.

12.            Concession-holder’s duty to work

Throughout the term of the Concession the Concession-holder shall work diligently to produce the mineral salts, minerals and chemicals mentioned above and to extract them, transport them and market them in accordance with the provisions of this Concession, and to increase within a reasonable time the capacity of the Plant and the output of potassium chloride to an additional four hundred thousand tons or thereabouts per year, above its current output of 165,000 tons per year.

Taking into consideration the Concession-holder’s ability to raise the requisite amounts from funds accrued in the Plant and in other ways, on reasonable terms, it shall use its best efforts at a later stage to continue to increase the Plant’s capacity to an additional annual output of approximately 200,000 — 300,000 tons of potassium chloride.

13.            Products not manufactured by the Concession-holder

(a)              If at any time after the first three years from the Start Date the Government wishes the Concession-holder to start manufacture of a product in which one or several of the components are mineral salts, minerals or chemicals extractable from the Dead Sea, which is not a product manufactured then by the Concession-holder or by a subconcession-holder of the Concession-holder, the Government shall be entitled, by written notice, to request that the Concession-holder notify the Government within 6 months of the date of receipt of such notice (“the Response Period”), whether the Concession-holder is ready to manufacture that product.

During the Response Period, the Concession-holder may oppose in writing the Government’s notice, explaining that the product referred to in the notice is not a product such as that referred to in this sub-section or that the manufacture of such a product would have a negative impact on or would oppose the interests or business of the Plant or of a subconcession-holder of the Concession-holder in connection with the subconcession, or that the provisions of this sub-section were not met in another way. In the event of a dispute, the matter shall be referred to arbitration and decided there in accordance with the provisions of section 26 below.

(b)              Any notice from the Government pursuant to this section should contain a detailed description of the product to be manufactured and the process by which it should be manufactured, as well as an undertaking by the Government to provide the Concession-holder or to ensure that it is provided with, upon demand, sufficient know-how on reasonable terms, enabling the Concession-holder to manufacture the product in commercial quantities according to the process mentioned in the notice, and it shall grant the Concession-holder or ensure that it is granted such licenses under patents relating to the product and the process so that the Concession-holder will be protected against any claims of breach whatsoever.

The notice should set out the name and address of the owner of the know-how or of the patent, as the case may be, and attach a copy of the details of the patent’s claims and point out the terns on which the owner of that know-how or of that patent is ready to provide the Concession-holder with the know-how or to grant the Concession-holder a license under the patent, as the case may be. The company shall not deliver to others any know-how or patent it receives as described above.

(c)               If during the Response Period the Concession-holder notifies the Government in writing that it is ready to manufacture the product in commercial quantities on which the parties will agree, the Concession-holder shall start carrying out the works required for such manufacture and shall complete them within a time agreed to by the Government and the Concession-holder. If the parties cannot agree on the quantities of the product, the period to the start of the works or the period to their completion, the matter shall be referred to arbitration and shall be decided in accordance with the provisions of section 26 below.

(d)             If during the Response Period the Concession-holder notifies the Government in writing that it is not ready to manufacture the product but has no objection to the Government granting another person the right to manufacture the product, or if the Concession-holder does not reply in writing within the Response Period, the Government shall be entitled to grant to another person the right to manufacture the product, on terms that are not better than those stipulated in the notice, and thereafter the Concession-holder will be obliged to supply that person, on reasonable terms, with the end water-salt solution reasonably needed for the manufacture, subject to that end solution being in excess of the needs of the Concession- holder and the subconcession-holders of the Concession-holder.

(e)               If within 3 months of a final arbitration award denying the opposition of the Concession-holder as noted in sub-section (a) the Government and the Concession-holder are unable to reach agreement as to the quantities to be manufactured, the date of starting the works required for manufacture of the product and the date of their completion, the matter shall be referred to arbitration and shall be decided there in accordance with the provisions of section 26 below.

(f)                If the Concession-holder has not started the works required or has not completed them within the dates agreed upon by the Government and the Concession-holder, or they were decided upon by the arbitrators, as the case may be, the Government shall be entitled to grant to another person the right to manufacture the product on terms that are no better than those stipulated in the aforementioned notice, and thereafter the Concession-holder will be obliged to supply that person, on reasonable terms, with the final water-salt solution reasonably needed for the manufacture, subject to that solution being in excess of the needs of the Concession-holder and the subconcession-holders of the Concession-holder.

14.            No contract / arrangement to limit output

The Concession-holder and the subconcession-holders of the Concession-holder shall not make — without the prior written consent of the Government — any contract or arrangement with any person whatsoever for limiting output of the products of the Concession-holder or for raising or maintaining prices in a way that limited the output. The provisions of this section replace the Antitrust Law, 1959, whose provisions shall not apply to the Concession-holder and the subconcession-holders of the Concession-holder in connection with the subconcession.

15.            Royalties

(a)              In consideration of any rights and privileges granted to the Concession-holder in this Deed of Concession, except for the leases mentioned in section 6 above (for which rent will be paid as provided in that section 6), the Concession-holder shall pay the Government the following royalties, commencing from the year starting April 1, 1964 and every Year thereafter:

(1)              Royalties equal to 5% of the value of the potassium chloride, bromine and magnesium chloride produced by the Plant and which is sold that Year, and that value shall be ascertained in the manner described below.

The value of each product mentioned in this sub-section shall be ascertained at the end of each Year and shall be its value at the Plant, unpacked. This value shall be determined by taking the price of its sales (including any bonus, if given), during that Year and by deduction of the following amounts from that price:

(i)                 the appropriate expenses of packing, sales commission and transportation and insurance from the Concession-holder’s Plant to the destination agreed upon with the customer, and

(ii)              10% of the amount obtained by deduction of all the appropriate expenses mentioned in sub-paragraph (i) of this sub-section from the selling price.

If the production and sale of potassium chloride in a particular Year exceed 1,000,000 tons, the Government can demand a new discussion of the rate of the royalties to be paid for the quantity in excess of the 1,000,000 tons of potassium chloride sold in that Year, provided that the royalties on that surplus in no circumstances exceed 10% of the selling price calculated as above.

(2)              Royalties equal to 5% of the value of products, except for the products mentioned in sub- section (1) above, of the Plant which are sold that Year and comprise or contain mineral salts, minerals and chemicals extracted from the Dead Sea, and that value should be ascertained in the manner described above; the value of each product mentioned in this sub-section shall be ascertained at the end of each Year and will be its value at the Plant, unpacked. This value will be determined by taking its selling price (including any grant if given) during that Year, and by deduction of the following amounts from that price:

(i)                 the appropriate expenses of raw materials (which are not mineral salts, minerals or chemicals extracted from the Dead Sea) which are in the sold product, plus 15% of those appropriate expenses; and

(ii)              the appropriate expenses of packing, sales commission and transportation and insurance from the Concession-holder’s Plant to the destination agreed upon with the customer, and

(iii)           10% of the amount obtained after deduction of all the appropriate expenses mentioned in sub-paragraph (ii) of this sub-section from the selling price.

(b)              The Government may — with the approval of the Knesset Finance Committee — reduce the royalties paid for the products mentioned in sub-section (a) of this section.

(c)               The amount of the royalties for each Year shall be ascertained and approved by an auditor. The amount due will be paid by the Concession-holder to the Government within 120 days of the end of the Year for which the royalties are paid.

(d)              The royalties paid by the Concession-holder to the Government pursuant to this Deed of Concession shall be seen, for the matter of the Income Tax Ordinance, as if they were an expense incurred entirely and only in generating the income of the Concession-holder.

(e)              For the matter of this section, the term “Year” means a year commencing April 1 and ending March 31 of the following year.

16.            Accounts and reports

(a)              The Concession-holder shall maintain at all times, at its head office, all normal and appropriate books of account and these shall be open at any reasonable time, by appointment, to the audit of Government representatives.

(b)              The Concession-holder shall submit to the Government every Year, a duly audited balance sheet and profit / loss report, and a detailed report approved by an auditor, providing all the details required for calculation of the royalties payable to the Government that Year in accordance with section 15 above.

17.            Transport facilities

The Government shall provide and maintain during the term of the Concession, roads or railway tracks and suitable and sufficient port facilities to enable transportation of the Concession-holder’s products and their shipment by sea from ports in Israel.

18.            Communication

The Government shall permit the Concession-holder, subject to the Postal Ordinance, to set up and operate, at its own expense, a long-distance communication system (and this term includes a telegraph and telephone network, whether above ground or underground, teleprinters, telecommunications and wireless) that provide communication between the various stations of the Plant, but such a communication system shall serve only the purposes of the Plant and shall be under Government supervision, and shall not be built or operated in a way that disturbs the actions of any competent authority whatsoever.

19.            Public health

The Concession-holder shall comply with all the laws relating to public health and safety and all the provisions of the Mines Ordinance and the Factories Ordinance, 1947, and their concomitant regulations which relate to the health and safety of workers.

20.            Payment in lieu of local taxes

(a)              The Minister of Finance and the Minister of the Interior may instruct, in an order, that the Concession-holder shall pay the Government throughout part or all of the term of the Concession, a fixed amount of tax to be agreed upon by the Minister of Finance, the Minister of the Interior and the Concession-holder, and this tax shall be in lieu of local taxes.

(b)              Upon execution of such an order, no local authority may impose upon or collect from the Concession-holder any local taxes, and the Minister of the Interior shall divide among the relevant local authorities, in such manner and in such proportionate percentages as he sees fit from time to time, all the monies received by the Government according to this section in lieu of any local taxes which, if not for the provisions of this section and the order referred to above, would have been paid by the Concession-holder.

(c)               This section or any order as referred to above shall not derogate from any relief or exemption from local taxes to which the Concession-holder was or will be entitled at any time by virtue of the provisions of the Capital Investment Encouragement Law, 1959, or any other law, and in giving such an order, the Minister of Finance and the Minister of the Interior validate such relief or exemption.

21.            No transfer

Without the prior written consent of the Government and the approval of the Knesset Finance Committee, the Concession-holder shall not be entitled to assign, pledge or remove from its possession the Concession or any part thereof.

22.            Force majeure

Non-fulfillment or non-performance — or their breach whether on the part of the Concession-holder or of the Government — of any stipulation, agreement or term of the stipulations, agreements or terms included in this Concession that one party or the other has a duty to fulfill or perform, shall not serve as cause of any claim or demand by one party against the other and they shall not act in any way that is detrimental to the other party and shall not be seen as a breach of this Concession, if it is reasonably proven that the non-fulfillment or the non-performance stemmed from one or several of the following causes: acts of God, acts by foreign rulers or nations, acts of infiltration, war, quasi-war campaigns, quarantine, embargo, uprising, rebellion, riots, strikes and slow-downs or labor disputes, fire, storm, tempest, explosion, earthquake, floods or other causes beyond the control of the parties.

23.            Reliefs

(a)              If one of the parties to this Concession does not fulfill or does not perform a stipulation, agreement or term of the stipulations, the agreement and the terms included in this Concession which that party is required to fulfill or perform, the non-fulfilling party (“the Party in Breach”) shall pay the other party (“the Injured Party”) damages in an amount sufficient to indemnify the Injured Party for any loss or damage it suffered owing to that non-fulfillment.

(b)              If the Injured Party alleges that the non-fulfillment or the non-performance by the Party in Breach is so severe in nature that it touches on the very foundation of the Concession, the Injured Party may demand of the Party in Breach, in a written notice, that it correct the non- fulfillment within a time that seems reasonable in the circumstances.

If the Party in Breach does not meet that demand, the Injured Party shall be entitled to bring to arbitration a claim to see the Concession as having come to an end. If the arbitration finds that the breach was in its nature as alleged by the Injured Party as aforesaid, the arbitration may decide to bring the Concession to an end, commencing from a date it deems justified in the circumstances and subject to the provisions of section 24 below, it may decide on severance of the relations between the parties on such terms as it deems justified and on the matters involved therein. The arbitration may also, in addition to bringing the Concession to an end or instead of bringing it to an end, rule payment of damages or compensation or any other remedy or remedies it deems justified in the circumstances, and where the Concession is brought to an end the Government shall be entitled to set off the amount of those damages or compensation ruled in its favor, against any payment due from it to the Concession-holder pursuant to section 24 below.

If the non-fulfillment was reflected in non-grant of a lease on any Land according to section 6 above, the arbitration may, in addition to any other remedy, order the Government to lease that Land to the Concession-holder or to ensure that it is leased to it, on terms that the arbitration lays down and which correspond to section 6 above.

(c)               If an order was given or a valid decision made for liquidation of the Concession-holder (not for the purpose of merger or reorganization with the consent of the Government and the approval of the Knesset Finance Committee), the arbitration shall see such order and such decision as a breach by the Concession-holder of its duties under this Deed of Concession, entitling the Government to see the Concession as ended.

24.            Handling the assets upon expiration of the Concession

(a)              At the end of the term of this Concession or upon it being brought to an end on an earlier date (““the End Date”), all the Fixed Tangible Assets belonging to the Concession-holder shall become the property of the Government and the Government shall pay the Concession- holder, in consideration of those Fixed Tangible Assets, their depreciated replacement value as is on the End Date. Any other assets of any kind belonging to the Concession-holder on the End Date shall remain the property of the Concession-holder.

The term “depreciated replacement value” when referring to the Fixed Tangible Assets means the purchase price of similar assets when new at market prices on the End Date, less the depreciation for the period of use of each of the assets, and this depreciation shall be based on the technical life of such an asset, taking into account the condition of its maintenance by the Concession-holder and the conditions prevailing in the Dead Sea area.

If on the End Date the Fixed Tangible Assets or any part of them are mortgaged or encumbered by a lien, the mortgage or the lien shall continue in place on those assets but their depreciated replacement value shall not be reduced because of the mortgage or the lien and the following provisions shall apply:

(i)                  The Government shall be entitled to withhold from that depreciated replacement value an amount sufficient to repay the principal and interest secured by the mortgage or the lien when they fall due, or a sum equal to the depreciated replacement value of the asset, whichever is the lower amount.

(ii)               If the Government withholds such an amount, it shall use it to settle the principal and interest of the debt secured by the mortgage or the lien or shall compensate the Concession-holder in the amount of the sum it withheld for that mortgage or lien against any claims and demands by the mortgagee or the lien-holder, in relation to the aforementioned principal and interest, and the balance, if any, shall be returned to the Concession-holder.

(b)              During the ten years prior to the end of the term of the Concession, the Concession-holder shall not invest new capital in the Plant without the prior written consent of the Government, unless the Income Tax Ordinance allows deduction of the entire investment during those ten years; however, the Government’s consent to any basic investment that could be essential for the proper operation of the Plant, shall not be unreasonably delayed or withheld.

25.            Priority for new concession

If after expiration of the Concession the Government wishes to offer a new concession for the production of mineral salts, minerals and chemicals from the Dead Sea to any person who is not the Concession-holder, the Government shall first offer a new concession to the Concession- holder, on terms that are not inferior to those it intends to offer to such other person.

26.            Arbitration

If at any time within the term of the Concession or thereafter, any doubt, disagreement or dispute arises between the parties concerning the meaning or performance of this Concession or of anything related to it or concerning the rights and obligations of the parties to it, and if the doubt, disagreement or dispute cannot be resolved in other ways, and irrespective of whether there are specific provisions for referring the matter to arbitration in any of the sections of this Deed of Concession, they shall be brought to the arbitration of three persons, two of whom shall be appointed one each by the parties to the arbitration and the third shall be appointed in writing signed by the two persons appointed as aforesaid before the arbitration commences. If those two appointed persons are unable to agree on the third arbitrator, the third arbitrator shall be appointed by whoever is serving at that time as President of the Jerusalem District Court.

If the arbitration involves a matter of assessment or any other technical matter, the third arbitrator to be appointed as aforesaid shall be a technical expert who is competent to deal with that special matter.

The award of the three arbitrators shall be final and binding upon the parties. If the award is not unanimous, the ruling of the majority shall be final and binding.

The venue of the arbitration shall be as agreed between the parties, and if they cannot agree — the venue shall be Jerusalem. If not stipulated otherwise in this Deed of Concession, the provisions of the Arbitration Ordinance shall apply to arbitration pursuant to this section.

This section does not release the Government from the need for approval from the Knesset Finance Committee in those matters where such approval is required under the terms of this Deed of Concession.

27.            Notices

Whenever according to this Concession notices, consents, requests or information (“Notices”) must be delivered, the Notices shall be in writing and shall be seen as if duly delivered if sent by registered and prepaid mail to the parties at the following addresses:

The Government — Ministry of Finance and Ministry of Development, Jerusalem,

The Concession-holder — Beit Ha’ashlag, Be’er Sheva,

or to any other address within the State of Israel, as each party notifies the other in a similar Notice.

Every notice sent as aforesaid shall be seen as a Notice that was delivered seventy-two hours after the properly addressed letter containing the Notice was mailed.

28.            Waiver

(a)              If the Government accepted any payment from the Concession-holder pursuant to this Concession, whether to the royalties account or another account, such acceptance shall not be seen as implying a waiver by the Government of any of its rights concerning any prior breach of any of the provisions of this Concession.

(b)              Waiver by one party of a breach of any of the provisions of this Concession shall not be seen as a waiver of any breach thereafter of the same provision or any other provision, whether similar or different in its nature.

29.            Footnotes

Footnotes in the Concession shall not be relied upon in the interpretation of the provisions of this Concession.

30.            Waiver of notarized notice

The parties to this Concession hereby waive the need for notarized notice or other official endorsement for any breach or non-fulfillment of any of its provisions.

31.            Government action

Any thing which under this Concession the Government is permitted to do or perform and any consent that must be given by the Government under this Concession, shall be duly done, performed or given by the Minister or by whoever is appointed under his signature for that purpose. In witness whereof the parties hereby affix their signatures and stamp on the date noted at the head of this Deed of Concession.

Minister of Finance Minister of Development - for and in the name of the State of Israel

Israel Hillman and Emmanuel Shachar — for and in the name of Dead Sea Works Ltd.

David Ben-Gurion Prime Minister	Levi Eshkol Minister of Finance	Mordechai Bentov Minister of Development

Yitzchak Ben-Zvi President

Dead Sea Concession (Amendment No. 2) Law, 1986(1)

1.                   Amendment of Concession

Deed of Amendment No. 2 of the Concession in the Schedule to this Law, made between the State and the Concession-holder named in it, is seen as valid for all its purposes notwithstanding the provisions of any law.

Schedule

The Deed of Concession Amendment made on April 2, 1986 between the State of Israel , represented by the Government of Israel, acting through the Minister of Finance and Minister of Industry and Trade of the first part, and Dead Sea Works Ltd., a company incorporated under the laws of Israel and whose registered office is in Beit Ha’ashlag in Be’er Sheva of the second part, hereby attests and it is hereby declared as follows:

1.                   This Deed is Amendment No. 2 to the Deed of Concession made between the above- named parties on May 30, 1961,(2) as amended on July 17, 1968(3) (“the Deed of Concession”).

2.                   In section 4 of the Deed of Concession, the words “March 31, 1999” shall be replaced by “March 31, 2030”.

3.                   In section 15 of the Deed of Concession, sub-sections (d) and (e) shall be marked (e) and (f), and the following shall be inserted before them:

“(d)        Notwithstanding the provisions of sub-section (c), commencing in the financial year starting April 1, 1999, the following provisions shall apply:

(1)             Any sum constituting a component in calculation of the annual royalties shall be linked. For this matter —

‘the base representative exchange rate’ — the representative exchange rate published for the following days:

(a)              for the matter of the selling price of a product — the date of receipt of the selling price by the Concession-holder;

(b)              for the matter of an expense — the date of incurring the expense;

‘the new representative exchange rate’ — the representative exchange rate published on the third day before the actual date of payment of the amount of the annual royalties.

(1)  No footnote or endnote in Hebrew doc.

(2)  “

(3)  “

(2)             Within one hundred and twenty days from the end of each of the first three quarters of the Year, a payment shall be made on account of the royalties (“Quarterly Payment”), in an amount equal to 75% of a quarter of the amount of the annual royalties for the previous year; each Quarterly Payment shall be linked; For this matter —

‘the base representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the amount of the annual royalties for the previous year;

‘the new representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the Quarterly Payment.

(3)             From the amount of the annual royalties paid as provided in sub-section (c), the Quarterly Payments made for that year, linked, shall be deducted; for this matter —

‘the base representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the Quarterly Payment;

‘the new representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the annual royalties.

(4)             Should it transpire that the amount of the linked quarterly royalties for that year as provided in paragraph (3) exceeds the amount of the annual royalties for the same year as calculated in paragraph (1), the surplus amount shall be credited on account of the royalties in the year thereafter and will be deducted, linked, from the next Quarterly Payment or Quarterly Payments or from the amount of the annual royalties for the next year, as the case may be; for this matter —

‘the base representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the amount of the annual royalties for the year for which the surplus was generated;

‘the new representative exchange rate’ — the representative exchange rate published on the third day before the date of actual payment of the amount from which the surplus is deducted.

(5)             Calculation of the amount of the deduction which is to be made in percentages as provided in sub-sections (a)(1) (ii) and (a)(2)(iii), shall be based on the sum obtained after deduction of all the linked expenses as provided in paragraph (1) from the total linked selling prices as provided in paragraph (1); calculation of the amount of the deduction which is to be made in percentages as provided in sub-section (a)(2) (i) shall be based on the total expenses referred to in that section, linked as provided in paragraph (1).

(6)             In this sub-section —

‘linked’ — linked to the representative exchange rate, so that if a change occurs in the base representative exchange rate compared with the new representative exchange rate, the amount concerned will increase or decrease according to the rate of rise or fall;

‘representative exchange rate’ — the representative exchange rate of the US dollar published by the Bank of Israel; in a period when the Bank of Israel does not customarily publish exchange rates, the Governor of the Bank of Israel shall determine the representative exchange rate for the matter of this Deed of Concession;

‘quarter’ — a period of three months commencing April 1, July 1, October 1 and January 1.

4.                   Amendment of this Deed of Concession shall come into force on the start date of the law approving it.

In witness whereof the parties hereby affix their signatures and stamp on the date noted at the head of this Deed.

Yitzchak Moda’i	Ariel Sharon	Yoram Ziv	Aryeh Shachar
Minister of Finance	Minister of Industry and Trade	For and on behalf of Dead Sea Works Ltd.

Shimon Peres Prime Minister	Moshe Nissim Minister of Finance	Ariel Sharon Minister of Industry and Trade

Haim Herzog President

[Emblem of the State of Israel]

Jerusalem, January 11, 1995
95-9363.T

Dead Sea Works Ltd.
Beit Ha’ashlag, Be’er Shava

Re: Dead Sea Deed of Concession - Section 15(a)(1) — Potassium chloride royalties

I hereby notify you in the name of the Government of Israel (“the Government”), which is represented by us in accordance with section 31 of the Dead Sea Concession Deed dated May 30, 1961, (“the Deed of Concession”), that subject to section 17 of the Deed of Concession not being activated and exercise of any right under that section not being required, the Government will not demand re-discussion of the amount of the royalties to be paid in respect of the surplus quantity of one million (1,000,000) tons of potassium chloride that was or will be produced during any year as noted in the last paragraph of section 15(a)(1) of the Deed of Concession, for the period preceding the date of this letter, and for the period from the date of this letter to the end of the term of the Concession which is the subject of the Deed of Concession as has been or will be amended.

However, commencing 2010, the Government will be able to demand re-discussion of the amount of the royalties in accordance with and subject to the provisions of the aforementioned paragraph in the Deed of Concession, with reference to the quantity in excess of three million (3,000,000) toms of potassium chloride produced in any year from that year onwards, without it granting the company any right in connection with section 17 of the Deed of Concession.

For the removal of doubt, we note Government Decision No. 48/34 on January 27,1992 in the matter of certain amendments to the Deed of Concession, which declared section 17 of the Deed of Concession to be void.

The response of Dead Sea Works to that decision, as reflected in the prospectus of Israel Chemicals Ltd. dated February, 1992, was that implementation of that Government decision would not harm the proper functioning of Dead Sea Works.

Yours sincerely,

Signed:	/s/ Avraham (Baiga) Shochat	Signed:	/s/ Micha Harish
	Avraham (Baiga) Shochat Minister of Finance		Micha Harish Minister of Industry & Trade

1 Kaplan St., Jerusalem 91131	P.O.B. 13195	Tel: 317377	Fax: 635769

Dead Sea Concession Law, 1961

Subconcession for Dead Sea Bromine Limited

Pursuant to section 2 of the Dead Sea Concession Law, 1961,(1) a subconcession is hereby published, granted in accordance with the provisions of section 5 of the Deed of Concession in the Schedule to the Law by the Concession-holder named in that Deed of Concession, to Dead Sea Bromine Limited in this wording:

This Deed of Subconcession was made on November 11, 1962

Between

Dead Sea Works Limited, a company incorporated under the laws of Israel and whose registered office is in Beit Ha’ashlag in Be’er Sheva (“the Primary Concession-holder”) of the first part;

And

Dead Sea Bromine Limited, a company incorporated under the laws of Israel and whose registered office is in Beit Ha’ashlag in Be’er Sheva (“the Subconcession-holder”) of the second part;

Whereas —

(a)              Under a deed of concession (“the Primary Concession”) made on May 30, 1961 between the State of Israel (“the Government”) of the first part and the Primary Concession-holder of the second part, the Government granted the Primary Concession-holder the exclusive right to extract by way of evaporation (solar or artificial), cooling, mining, quarrying, or in any other way, mineral salts and minerals and chemicals, whether in solution or in solid form, which are in and beneath the Dead Sea and to prepare them for marketing, to sell them and deal with them and all the other rights and privileges, subject to all the undertakings and terms and stipulations set forth in the Primary Concession; and

(b)              Section 5 of the Primary Concession authorizes the Primary Concession-holder, with the consent of the Government and the approval of the Knesset Finance Committee, to grant subconcessions by virtue of the Primary Concession; and

(c)               The Primary Concession-holder fully controls the Subconcession-holder; and

(d)              The Primary Concession-holder agreed to grant to the Subconcession-holder — subject to restrictions, terms and stipulations set forth below — a subconcession for the extraction of

(1)  Sefer Hahukkim 342, 1961, p. 130.

bromine and bromine compounds from minerals salts, minerals and chemicals, whether in solution or in solid form, which are in and beneath the Dead Sea, and to prepare them for marketing, to sell them and deal in them, as well as the other rights set forth below, and the Subconcession-holder is ready to accept such a subconcession, subject to those restrictions, terms and stipulations; and

(e)               In a letter dated November 11, 1962 signed by the Minister of Finance and by the Minister of Development, the Government agreed to grant of the subconcession to the Subconcession-holder as aforesaid.

It is hereby agreed and declared as follows:

1.                   (a)              In the subconcession, the following words and expressions shall have the meaning alongside them unless the context requires otherwise, and they are:

bromine compounds — compounds in which bromine is an element or descendant of such compounds, excluding compounds in which bromine is a trace-element only, or compounds which, despite the presence of bromine in them, are not usually described in the trade or industry as bromine compounds.

Solution concentrate — a solution originating in the Dead Sea and which has been evaporated or otherwise treated by the Primary Concession-holder and which is in one of the stages of production of potash or of other products from mineral salts, minerals and chemicals which are in the Dead Sea, by the Primary Concession-holder.

Solution from the Dead Sea — a solution from the Dead Sea which has not been evaporated or otherwise treated by the Primary Concession-holder.

The Plant — in relation to the Subconcession-holder — the business of extracting bromine and bromine compounds, their preparation for marketing, their sale and dealing in them, and all those businesses, property and things of the Subconcession-holder which are required or associated with such business, all in accordance with the subconcession.

(b)              Words and expressions whose meaning is defined in the Primary Concession shall have the same meaning in the subconcession provided the context does not require otherwise.

2.                   (a)              The Primary Concession-holder herby grants to the Subconcession-holder:

(1)             The exclusive right to extract bromine and bromine compounds from mineral salts, minerals and chemicals, whether in solution or in solid form, which are in or beneath the Dead Sea, and to prepare bromine and bromine compounds for marketing, to sell them and to deal in them.

(2)             The right, subject to the provisions of section 2(d) of the Primary Concession, to do all or some of the following in the Leased Land and in the Reserved Land:

(a)              To extract by way of quarrying, mining or by any other production method, mineral salts, minerals and chemicals as required from time to time by the

Subconcession-holder for any process in the manufacture of bromine or bromine compounds that use mineral salts, minerals and chemicals extracted or extractable from the Dead Sea.

(b)              To quarry for the production of the materials required for the construction, expansion and maintenance of the Plant.

(b)              In order to exercise the rights granted it in sub-section (a) of this section, the Subconcession-holder may enter the areas of the Dead Sea, the Leased Land and the Reserved Land, at points and on terms to be set from time to time in writing by the Primary Concession-holder (and those points, when used for the matter of a solution concentrate, are hereinafter called “Delivery Points”) for the extraction of a solution, a solution concentrate and other mineral salts, minerals and chemicals from the Dead Sea, from which bromine and bromine compounds will be manufactured, and to extract all of these in the quantities, by the means, in the manner and for the purpose as aforesaid, and to lay pipes and install pumping facilities and other facilities in or above the areas referred to above, as will be determined in writing from time to time by the Primary Concession-holder.

3.                   The subconcession is granted for the period commencing on the date of the subconcession or on the date on which the subconcession is approved by the Knesset Finance Committee, whichever is the later date, and ending one day before the end of the Primary Concession or one day before the Primary Concession is brought to an end, unless the subconcession ends earlier, as described below.

4.                   (a)              The Primary Concession-holder hereby leases to the Subconcession-holder in a sub- lease, for the term of the subconcession, the Land marked on Map “A” attached to the subconcession, which are within the Land leased by the Primary Concession-holder and marked with dense diagonal dotted lines, for the rent and on the terms set forth below.

(b)              The rent to be paid by the Subconcession-holder to the Primary Concession-holder for the sub-lease hereby granted, shall be IS 1 (one Israeli lira) for the period commencing on the date on which the subconcession comes into force and ending 10 (ten) years after the start of the Primary Concession; thereafter the rent shall be a sum equal to the rent paid by the Primary Concession-holder to the Government under the Primary Concession for the Land hereby leased in a sub-lease, and shall be paid each year in advance, one week before the anniversary of the date of the Primary Concession.

(c)               If the Subconcession-holder needs, for its Plant or its expansion, additional Land which is part of the Leased Land or of the Reserved Land, the Primary Concession-holder shall lease them to the Subconcession-holder, on its request, in a sub-lease for the remainder of the term of the subconcession, but the Primary Concession-holder is not obliged to lease any additional Land if it is needed for the Plant of the Primary Concession-holder or of another of its subconcession-holders, or additional Land from the Reserved Land, if it cannot obtain lease of such additional Land by virtue of section 6(b) of the Primary Concession.

(d)              During the period commencing on the date on which the subconcession comes into force and ending 10 (ten) years after the start of the Primary Concession, the rent to be paid for the additional Land shall be symbolic; thereafter, the rent will be a sum equal to the rent to be paid by the Primary Concession-holder to the Government under the Primary Concession for such additional land. The remaining terms of the subconcession shall be, mutatis mutandis, the same as the terms applicable to the Land hereby sub-leased.

(e)               If at the end of the first ten years from the date of the start of the Primary Concession it transpires that reasonably, the Subconcession-holder does not need for its Plant all the Land included in the lease granted under sub-section (c) of this section, taking into account the output capacity of the Plant at that time, the Primary Concession-holder is entitled at any time to demand, in a written notice delivered at least 12 months in advance, that the Subconcession-holder return to it the part not required; such return shall not prevent the Subconcession-holder from demanding of the Primary Concession-holder at a later date that it lease that Land to it again or ensure that it is leased to it in accordance with sub-section (c) of this section.

(f)                The sub-lease hereby granted is subject to all the mortgages and liens that were and will be created in favor of any trustee under any deed of trust that is signed pursuant to the agreement made on July 11, 1961 between the International Restoration and Development Bank and the Primary Concession-holder.

(g)               The Subconcession-holder shall use the Land sub-leased to it only for the needs of the Plant.

(h)              All the public roads that pass through the Land leased according to the terms of the subconcession are excluded from any sub-lease under this section.

(i)                  Any sub-lease granted under this section shall be valid even if not registered at the competent Lands Registry office, provided that when the Government ensures the registration of lease of the Land referred to in section 7 of the Primary Concession, the Subconcession-holder appears, within 30 (thirty) days of having received notice thereof from the Primary Concession-holder, at the competent Lands Registry office and signs all the documents required for effecting registration of the sub-lease granted by virtue of this section, and that registration and the issue of registration certificates to the Subconcession-holder in respect of that Land shall be without payment of a registration fee or any other levy.

(j)                 Without the prior consent of the Minister and the Primary Concession-holder, the Subconcession-holder shall not be entitled to create any mortgage or fixed lien on the right of sub-lease. Any mortgage or lien created with such consent for the Land leased in the sub-lease, which was not registered at the Lands Registry office, shall be valid despite the non-registration provided that the mortgage was duly registered in accordance with section 127 of the Companies Ordinance and provided also that the holder of that mortgage or that lien applies to the competent Lands Registry to register the mortgage or the lien within three months from the date of receipt of notice from the

Primary Concession-holder concerning registration of the relevant Land at that Lands Registry office.

5.                   In any area of the Dead Sea and of the Leased Land or the Reserved Land on which part of the Plant of the Subconcession-holder operates or on which there are facilities or equipment of the Subconcession-holder, whether the area is sub-leased to the Subconcession-holder or not, the Primary Concession-holder shall be entitled at any time, notwithstanding the subconcession, to —

(a)              enter it for audit and for taking measurements, as it sees fit;

(b)              pass through it time and again, together with workers, contractors and vehicles or without them, for access to and exit from any part of the Plant of the Primary Concession-holder, and along routes determined by the Primary Concession-holder from time to time at its discretion;

(c)               lay pipes and cables in it and set up pumping facilities and other installations, build roads, railway tracks and other means of transportation, from one end to the other, above it or below it.

6.                   In consideration of expenses incurred by the Primary Concession-holder for pumping a solution concentrate to the Delivery Point and for the repair and maintenance of pipes, pumps, installations, dams and evaporation ponds of the Primary Concession-holder, the Subconcession-holder shall pay the Primary Concession-holder 20 (twenty) agorot for every cubic meter of solution concentrate received by the Subconcession-holder at the Delivery Point by virtue of the subconcession.

The payments under this section shall be annual, and shall be paid on January 1 of each year, the first of which is January 1, 1963.

If at any time one of the parties to the subconcession alleges that the amount of that payment should be changed, it can request of the other party that it agree to a change and the other amount will be paid from the date on which the parties agree to it, and if there is no agreement — as will be determined in arbitration according to the provisions of section 23 below. Until the arbitration award, the payment amount shall remain as was before the request for the change.

7.                   If the Primary Concession-holder carried out public works in or outside the Dead Sea, the Leased Land or the Reserved Land, including installations for flood prevention, railway tracks, roads, water, electricity, gas or fuel installations — and the public works are likely to benefit the Plant of the Subconcession-holder, the Subconcession-holder shall participate in the maintenance expenses to an extent deemed justified in the circumstances, and noting the scope of the benefit that will devolve to the Subconcession-holder from those works on the one hand, and the scope of the benefit from them for the Plant of the Primary Concession-holder and others, on the other hand, provided that nothing stated in this section applies to the expenses of construction or maintenance of dams, evaporation ponds, pumps, installations, pipes and related installations.

Payments under this section shall be made on the dates and in the manner determined between the parties, and failing agreement, in arbitration in accordance with section 23 below.

Any dispute on the question of whether a particular public work constitutes a benefit to the Plant of the Subconcession-holder or concerning the amount of the participation of the Subconcession-holder in its performance and maintenance — failing agreement on its resolution — shall be decided in arbitration in accordance with section 23 below.

8.                   The Subconcession-holder undertakes to run its Plant in the manufacture of bromine and bromine compounds with appropriate diligence.

9.                   (a)              If at any time the Government delivers a notice to the Primary Concession-holder, by virtue of section 13 of the Primary Concession, demanding that the Primary Concession-holder start manufacture of a product as stated in that section and the product is bromine or a bromine compound, the Primary Concession-holder shall immediately send a copy of that notice to the Subconcession-holder, with a written request to notify the Primary Concession-holder in writing, within three months of the date of receipt of the copy of the notice, whether the Subconcession-holder is ready to manufacture that product.

(b)              If the Subconcession-holder wishes the Primary Concession-holder to exercise the powers granted it under section 13 of the Primary Concession to oppose the Government’s notice, it shall notify the Primary Concession-holder accordingly within the aforesaid three months, and shall present all the reasons and evidence required and desirable for preparation of the opposition.

(c)               Notice from the Subconcession-holder to the Primary Concession-holder under sub- section (a) of this section, of its readiness to manufacture the product, or notice under sub-section (b) of this section of its request that the Primary Concession-holder oppose the Government’s notice, shall not bind the Primary Concession-holder, but the Primary Concession-holder will consider it before notifying the Government that the Subconcession-holder is ready to manufacture the product or that the Subconcession-holder opposes the Government’s notice under the aforementioned section 13. Furthermore, before notifying the Government as aforesaid, the Primary Concession-holder may take into account each of the matters mentioned in that section 13 of the Primary Concession, whether they relate to the Subconcession- holder or were raised by it or not.

(d)              If the Subconcession-holder gave notice that it is ready to manufacture the product named in the Government’s notice, and the Primary Concession-holder confirmed this in accordance with sub-section (c) of this section, it shall notify the Subconcession-holder immediately, in writing, and the Subconcession-holder shall do everything necessary as quickly as possible to ensure fulfillment of the undertakings of the Primary Concession-holder pursuant to section 13 of the Primary Concession in connection with that product.

(e)               If within the aforementioned period of three months the Subconcession-holder notified the Primary Concession-holder that it does not wish to manufacture the product, or does not notify it of its decision, the Primary Concession-holder may, at its discretion and without prejudice to any other remedy it has under the subconcession or under any law, oppose the Government’s notice or accept it and manufacture the product itself or using another subconcession-holder or another license-holder, or it may notify the Government that there is no objection to the Government granting the right to manufacture the product to another person.

MAP

(f)                Unless stated otherwise in this section, the Subconcession-holder shall maintain, perform and fulfill all the undertakings of the Primary Concession-holder to the Government under the aforementioned section 13 concerning the manufacture of bromine and bromine compounds, including the undertakings of the Primary Concession-holder stemming from any arbitration award pursuant to the Primary Concession for the matter of bromine, bromine compounds or their manufacture.

(g)               The Subconcession-holder shall cooperate with the Primary Concession-holder in providing technical know-how, testimony and reasons before any arbitration between the Government and the Primary Concession-holder pursuant to the aforementioned section 13 of the Primary Concession, in the matter of the proposed manufacture of bromine or bromine compounds or everything stemming from it.

10.            The Subconcession-holder shall be entitled, with the approval of the Government and the Primary Concession-holder, to transfer to a suitable location in the Reserved Land any waste products generated in the course of operating the Plant.

11.            The Subconcession-holder hereby agrees — if there is no specific provision in the Subconcession (other than the undertaking of the Primary Concession-holder to pay royalties to the Government and to pay rent according to the Primary Concession) — to take upon itself all the undertakings of the Primary Concession-holder for the matter of extracting bromine and its compounds, their preparation for marketing, their sale and dealing in them, and to fulfill and uphold all the terms of the Primary Concession and to indemnify the Primary Concession-holder for any damages claims and expenses relating to them in any way.

12.            (1)              Excluded from any grants described in section 2 above and reserved to the Government —

(a)              Gold, silver or other precious metals and their dusts, precious stones, copper and iron dust, antiquities and oil — as defined in the Oil Law, 1952 (all of the foregoing are hereinafter together called the “Materials Outside the Confines of the Subconcession”) in or beneath the Dead Sea and in the Leased Land or the Reserved Land or beneath them;

(b)              the right to enter any facility and property of the Subconcession-holder in or beneath the Dead Sea, the Leased Land, the Reserved Land and beneath them, for the purpose of examination or audit in connection with sub-section (1)(a) of this section.

(2)              Immediately upon discovery of a material from the Materials Outside the Confines of the Subconcession, the Subconcession-holder shall deliver notice of such discovery to the Government and to the Primary Concession-holder, and shall permit the Government or any person authorized on behalf of the Government, to enter any location mentioned in sub-section 1(b) to search for and extract the Materials Outside the Confines of the Subconcession, and the Primary Concession-holder shall pay the Subconcession-holder compensation for any damage caused to it in so doing, within the limits of the compensation awarded to it by the Government under section 3(2) of the Primary Concession.

13.            The Subconcession-holder shall not make — without the prior written consent of the Government and the Primary Concession-holder — any contract or arrangement with any person whatsoever for limiting output of the products of the Subconcession-holder with the aim of raising or maintaining prices in a way that will limit the output. The provisions of this section replace the Antitrust Law, 1959, the provisions of which shall not apply to the Subconcession-holder in connection with the subconcession.

14.            The Subconcession-holder shall comply with all the laws relating to public health and safety and the provisions of the Mines Ordinance and the Factories Ordinance, 1947, and their concomitant regulations relating to the health and safety of the public.

15.            (a)              The Subconcession-holder may demand of the Primary Concession-holder that the Primary Concession-holder request of the Minister of Finance and the Minister of the Interior to issue an order or that the Subconcession-holder shall pay the Government during all or part of the term of the Subconcession, a fixed amount of tax that will be agreed upon between the Minister of Finance, the Minister of the Interior and the Subconcession-holder, and this tax shall be in lieu of local taxes.

(b)              Upon execution of such an order, no local authority may impose upon or collect from the Subconcession-holder any local taxes, and the Minister of the Interior shall divide among the relevant local authorities, in such manner and in such proportionate percentages as are deemed appropriate from time to time, all the monies received by the Government according to this section in lieu of any local taxes which, if not for the provisions of this section and the order referred to above, would have been paid by the Subconcession-holder.

(c)               This section or any order as referred to above shall not derogate from any relief or exemption from local taxes to which the Subconcession-holder was or will be entitled at any time by virtue of the provisions of the Capital Investment Encouragement Law, 1959, or any other law, and in giving such an order, the Minister of Finance and the Minister of the Interior validate such relief or exemption.

16.            Non-execution or non-performance or the breach, whether on the part of the Primary Concession-holder or the Subconcession-holder, of any stipulation, agreement or term of the stipulations, agreements or terms included in the Subconcession and which one party or the other has a duty to fulfill or perform, shall not serve as cause of any claim or demand by one party against the other and they shall not act in any way that is detrimental to the other party and shall not be seen as breach of the Subconcession, if it is reasonably proven that the non-fulfillment or the non-performance stemmed from one or several of the following causes: acts of God, acts by foreign rulers or nations, acts of infiltration, war, quasi-war campaigns, quarantine, embargo, uprising, rebellion, riots, strikes and slow-downs or labor disputes, fire, storm, tempest, explosion, earthquake, floods or other causes beyond the control of the parties.

17.            (a)              In consideration of all the rights and privileges granted to the Subconcession-holder in the Subconcession, except for the sub-leases referred to in section 4 above and excluding the matters referred to in sections 6 and 7 above (in consideration of which payments shall be as provided in those sections), the Subconcession-holder shall pay the Primary Concession-holder each year of the Years commencing April 1, 1964, royalties equal to 5% (five percent) of the value of the bromine produced by the Subconcession-holder which is sold in the same Year, and that value shall be ascertained at the end of each Year and shall be the value at the Plant of the Subconcession-holder, unpacked. This value shall be determined by taking the price of its sales (including any bonus, if given), during that Year and by deduction of the following amounts from that price:

(i)                 Appropriate expenses of packing, sales commission and transportation and insurance from the Plant of the Subconcession-holder to the destination agreed upon with the customer; and —

(ii)              10% of the sum obtained by deduction of all the appropriate expenses referred to in paragraph (i) of this sub-section, from that selling price.

And royalties of 5% (five percent) of the value of the bromine compounds produced by the Subconcession-holder and sold in the same Year, and this value shall be ascertained at the end of each Year and shall be the value at the Plant of the Subconcession-holder, unpacked. This value shall be determined by taking the price of its sales (including any grant, if given), during that Year and by deduction of the following amounts from that price:

(i)                 Appropriate expenses of raw materials (which are not mineral salts, minerals and chemicals from the Dead Sea) which are in the product sold, plus 15% of those appropriate expenses, and —

(ii)              Appropriate expenses of packing, sales commission and transportation and insurance from the Plant of the Subconcession-holder to the destination agreed upon with the customer; and —

(iii)           10% of the sum obtained after deduction of all the appropriate expenses referred to in paragraph (ii) of this sub-section, from that selling price.

(b)              After the Government has deducted the Government royalties relating to bromine compounds in accordance with section 15(b) of the Primary Concession, the Government royalties relating to those bromine compounds shall be deducted by the royalties deducted as aforesaid.

(c)               The amount of the royalties for each Year shall be ascertained and confirmed by an auditor. The amount due shall be paid by the Subconcession-holder to the Primary Concession-holder within 90 (ninety) days of the end of the Year for which the royalties are paid.

(d)              Royalties paid by the Subconcession-holder to the Primary Concession-holder under the Subconcession shall be seen, for the matter of the Income Tax Ordinance, as if they were an expense incurred entirely and only in generating the income of the Subconcession-holder.

(e)               For the matter of this section, the word “Year” means a year commencing April and ending the following March 31.

18.            (a)              The Subconcession-holder shall hold at all times, at its head office, all normal and appropriate books of account and these shall be open at any reasonable time, by appointment, to the audit of Government representatives and the Primary Concession-holder.

(b)              The Subconcession-holder shall submit to the Government and to the Primary Concession-holder every Year, a duly audited balance sheet and profit / loss report, and a detailed report approved by an auditor, providing all the details required for calculation of the royalties payable to the Government and to the Primary Concession-holder that Year in accordance with section 17 above.

19.            The Subconcession shall expire if, without the prior consent of the Primary Concession- holder, the Government and the approval of the Knesset Finance Committee, the Subconcession-holder “pledges” a lien or removes from its possession in another way, the Subconcession or any part thereof, or grants subconcessions or licenses by virtue of the Subconcession.

20.            (a)              Notwithstanding the Subconcession, if the Subconcession-holder is in breach of or fails to fulfill its undertakings to the Primary Concession-holder according to the Subconcession and does not cure that breach or that non-fulfillment within a reasonable time after written notice from the Primary Concession-holder describing the breach or non-fulfillment and demanding that the Subconcession-holder cure them, the Primary Concession-holder may end at any time, in a written notice, without prejudice to any other right it has under the Subconcession or under any law, the Subconcession and all the rights and privileges granted under it to the Subconcession-holder, and take back possession of all the Land sub-leased to it under or by virtue of the Subconcession.

(b)              Notwithstanding the Subconcession, if an order was given or a decision was made to liquidate the Subconcession-holder, the Subconcession shall expire unless the Concession-holder, decides otherwise.

21.            (a)              At the end of the term of the Subconcession not by early termination pursuant to sections 19, 20 and 26 of the Subconcession (“the End Date”), all the Fixed Tangible Assets belonging to the Subconcession-holder shall become the property of the Primary Concession-holder and the Primary Concession-holder shall pay the Subconcession-holder the sum received by the Primary Concession-holder from the Government under section 24 of the Primary Concession in consideration of the depreciated replacement value of those Fixed Tangible Assets, and any other assets of any kind belonging to the Subconcession-holder on the End Date shall remain the property of the Subconcession-holder.

(b)              If on the End Date the Fixed Tangible Assets of the Subconcession-holder or any part of them are mortgaged or encumbered by a lien, the mortgage or the lien shall continue in place on those assets but their depreciated replacement value shall not be reduced because of the mortgage or the lien and the following provisions shall apply:

(i)                 The Primary Concession-holder shall be entitled to withhold from that depreciated replacement value an amount sufficient to repay the principal and interest secured by the mortgage or the lien when they fall due, or a sum equal to the depreciated replacement value of the assets, whichever is the lower amount.

(ii)              If the Primary Concession-holder withholds such an amount, it shall use it or shall agree that the Government use it to settle the principal and interest of the debt secured by the mortgage or the lien or — if the Government compensates the Primary Concession-holder pursuant to section 24(a)(ii) of the Primary Concession — the Primary Concession-holder shall compensate the Subconcession-holder in the amount of the sum given by the Government, for any claims and demands by the mortgagee or the lien-holder in relation to the aforementioned principal and interest; the balance of the amount of the compensation given to the Primary Concession-holder by the Government for the Fixed Tangible Assets of the Subconcession-holder, shall be returned to the Subconcession-holder.

(c)               During the ten years prior to the end of the term of the Subconcession, the Subconcession-holder shall not invest new capital in the Plant without the prior written consent of the Government and the Primary Concession-holder, unless the Income Tax Ordinance allows deduction of the entire investment during those ten years; however, the consent of the Government and the Primary Concession-holder to any basic investment that could be essential for the proper operation of the Subconcession-holder’s Plant, shall not be unreasonably delayed or withheld. Delay or withholding of that consent owing to the refusal of the Government to agree or owing to non-consent to investment according to the provisions of the Primary Concession, shall not be seen as a breach of this section and shall not constitute cause of any claim of the Subconcession-holder against the Primary Concession-holder.

22.            (a)              Upon early termination of the Subconcession by the Primary Concession-holder by virtue of section 20(a) above, and in the event of its expiration according to section 19, 20(c) or 26 of the Subconcession (“the Cancellation Date”), the Primary Concession-holder shall receive back all the Lands leased to the Subconcession-holder under or by virtue of the Subconcession and the all the Fixed Tangible Assets belonging to the Subconcession-holder shall become the property of the Primary Concession-holder and the Primary Concession-holder shall pay the Subconcession-holder, on the dates and in the manner and subject to the following exceptions: the depreciated replacement value of those Fixed Tangible Assets, and any other assets of any kind belonging to the Subconcession-holder on the Cancellation Date shall remain the property of the Subconcession-holder.

(b)              The depreciated replacement amount that will be paid by the Primary Concession- holder to the Subconcession-holder under this section shall be paid in 10 (ten) equal annual installments, the first of which shall be paid six months after the Cancellation Date and the subsequent payments shall be made each year thereafter on the same date as the first of those payments.

(c)               If on the Cancellation Date the Fixed Tangible Assets of the Subconcession-holder or any part of them are mortgaged or encumbered by a lien, the mortgage or the lien shall continue to encumber those assets but their depreciated replacement value shall not be reduced because of the mortgage or the lien, and the following provisions shall apply:

(i)                 The Primary Concession-holder shall be entitled to withhold from a depreciated replacement value such amount as is sufficient to repay the principal and interest secured by that mortgage or that lien when they fall due, or a sum equal to the depreciated replacement value of the assets, whichever is the lower amount;

(ii)              If the Primary Concession-holder withheld such an amount, it shall use it to settle the principal and interest secured by the mortgage or the lien, or, if it sees fit, it shall compensate the Subconcession-holder within the limits of the amount so withheld, for any claims and demands from the mortgagee or the lien-holder relating to that principal or interest; the balance of the amount withheld by the Primary Concession-holder relating to the Fixed Tangible Assets of the

Subconcession-holder shall be returned to the Subconcession-holder on the dates and in the manner described in sub-section (b) of this section.

23.            If at any time within the term of the Subconcession or thereafter, any doubt or dispute arises between the parties concerning the meaning or performance of the Subconcession or of anything related to it or concerning the rights and obligations of the parties to it, and if the doubt or dispute cannot be resolved in other ways, and irrespective of whether there are specific provisions for referring the matter to arbitration in any other section of the Subconcession, they shall be brought to the arbitration of two persons, where each party to the arbitration appoints one of them. The venue of the arbitration shall be as agreed between the parties, and failing agreement, the venue shall be Jerusalem.

This section shall not release the parties from the need for the approval of the Knesset Finance Committee in matters where such approval is required under the Subconcession.

24.            Nothing in the Subconcession derogates from the duties of the Primary Concession-holder towards the Government under the Primary Concession or grants the Subconcession-holder rights that were not granted to the Primary Concession-holder in the Primary Concession or releases the parties from obtaining the approval of the Knesset Finance Committee in any matter requiring such approval according to the Primary Concession or the Subconcession.

25.            Nothing in the Subconcession shall be construed as granting the Subconcession-holder the right to extract mineral salts, minerals and chemicals from the Dead Sea, from the Leased Land or from the Reserved Land except for the purpose of the production of bromine or bromine compounds, nor shall it prejudice or restrict in any way whatsoever the rights of the Primary Concession-holder under the Primary Concession to extract mineral salts, minerals and chemicals from the Dead Sea, from the Leased Land or from the Reserved Land for any purpose approved under the Primary Concession and which is not the production of bromine and bromine compounds.

26.            (a) The Primary Concession-holder shall not —

(1)             transfer more than 49% of the issued share capital of the company that holds the Subconcession it owns;

(2)             transfer more than 49% of its voting power in the company that holds the Subconcession;

(3)             waive the right to appoint most of the board of directors of the company that holds the Subconcession.

(b)              If the Primary Concession-holder is in breach of one of the provisions of sub-section (a) above, the Subconcession shall expire unless the Government gave its consent in advance and the Knesset Finance Committee gave its approval.

27.            The Subconcession shall be binding upon the parties, their legal representatives and their substitutes.

28.            (a)              If the Primary Concession-holder received royalties, rent or other payment under the Subconcession, such payment shall not be seen as implying a waiver of the Primary Concession-holder of any of its rights relating to any prior breach of one of the provisions of the Subconcession,

(b)              Waiver by one of the parties of a breach of one of the provisions of the Subconcession shall not be seen as a waiver of any breach thereafter of the same provision or of another provision, whether similar or different in its nature.

29.            Whenever according to the Subconcession notices, consents, requests demands or information (“Notices”) must be delivered, the Notices shall be in writing and shall be following addresses:

The Primary Concession-holder — Beit Ha’ashlag, Be’er Sheva;

The Subconcession-holder — Beit Ha’ashlag, Be’er Sheva;

or to any other address within the State of Israel, as each party notifies the other in a similar Notice.

Every notice sent as aforesaid shall be seen as a Notice that was delivered seventy-two hours after the properly addressed letter containing the Notice was mailed.

30.            The parties to the Subconcession hereby waive the need for notarized Notice of any breach or non-fulfillment of any of its provisions.

In witness whereof the parties hereby affix their signatures and stamps on the day and year noted at the head of this Subconcession.

For and in the name of Dead Sea Works Ltd.	For and in the name of Dead Sea Bromine Ltd.

Urban Building Ordinance, 1936

Urban Building Area, Tel Aviv Yafo

Notice of authorization to validate amendment of the detailed plan and notice of deposit of amendment of a detailed plan and drawing

Notice is hereby delivered, in accordance with section 19 of the Urban Building Ordinance, 1936, that the Regional Urban Building and Planning Committee, Tel Aviv District, has permitted validation — fifteen days after publication of this notice in the records — for amendment of a published plan called “Detailed Urban Building Plan No. 82 — and its amendments — in Lot 6966 — Hilton Hotel”, notice of the deposit of which with its attached drawing, at the office of the Local Urban Building and Planning Committee of Tel Aviv-Yafo, was published in Official Gazette 953, 1962, p. 1968.

Notice is also delivered, in accordance with section 19 of the Urban Building Ordinance, 1936, that copies of the aforementioned plan and of the drawing attached to it, in the form in which they were approved by that Local Committee — were deposited in the office of that Local Committee and can be reviewed there by any person.

December 5, 1962

Y. Cooperman

Chairman, Regional Urban Building
and Planning Committee
Tel Aviv District

Urban Building Area, Herzliya

Notice of deposit of amendment to
outline plan

Notice is hereby delivered, in accordance with section 19 of the Urban Building Ordinance, 1936, that a copy of an amendment to an outline plan called “Urban Building Plan No. 533, Amendment to Herzliya Outline Plan — in Lot 6531 Parcels 2, 7-14, 16, 31, 32, 36, 38, 55-60, 73-76, 93-98, 110-112; in Lot 6532 Parcels 1-3, 5, 6, 8, 9, 11, 32.37, 50-56, 59, 80, 99-106, 110-113, 118,119, 148-160, 165-177”, was deposited at the office of the Local Urban Building and Planning Committee of Herzliya, together with the drawing attached to it.

And these are the borders of the plan:

North: Lot 6531 Parcels 33-35, Lot 6532 Parcel 30; East: Lot 6532 the border of the Lot;

South: Lot 6531 Parcel 30, Lot 6532 Parcel 29; West: Lot 6531 the border of the Lot.

Whoever wishes to review copies of the above- mentioned plan and drawing, without payment, and whoever has an interest — as owner or from another aspect — in land, buildings or other assets which the plan affects, may submit opposition to the plan at the office of the aforementioned Local Committee during the two months from publication of a notice in the records.

November, 1982

Y. Cooperman

Chairman, Regional Urban Building
and Planning Committee
Tel Aviv District